Exhibit 99.1

FOR RELEASE:	October 1, 2013

Lisa F. Campbell, Executive Vice President

Chief Financial Officer and Chief Operating Officer

Office: 910-892-7080 and Direct: 910-897-3660

lisac@newcenturybanknc.com

NewCenturyBankNC.com

NEW CENTURY BANK OPENS

FULL SERVICE BRANCH IN RALEIGH

DUNN, NC . . . New Century Bank’s (the “Bank”) first full-service Raleigh branch opened today, announced William L. Hedgepeth II, president and CEO. The 4,226 square-foot branch is located at 8470 Falls of Neuse Road, near the I540 interchange.

“Opening a full-service Raleigh branch is a significant milestone for our Bank,” Hedgepeth said. “Through our loan production office, we developed a solid customer base which led to us establishing this full-service location. We will more fully bank these customers and expand our reach into this important market through experienced bankers who know the market and what customers here are looking for in a bank.”

While the Raleigh branch is new, the staff is comprised of veteran Wake County bankers. The team is led by Senior Vice President Kimberly B. Boyette who joined New Century in 2009 and has headed the Bank’s efforts to expand in Wake County since the opening of the Raleigh loan production office in 2012. The team also includes Rhonda Dedrickson as branch manager.

“This is an exciting day for New Century Bank and our customers,” shared Boyette. “Now, our first Wake County customers can enjoy all that we offer, especially our suite of strong cash management products and services. They’ll be able to more fully appreciate banking with us as they take advantage of our deposit products, and by utilizing other services and resources we offer.”

The Raleigh branch opening comes right on the heels of New Century Bank’s parent company, New Century Bancorp, announcing the signing of a strategic merger agreement with Greenville-based Select Bancorp. The transaction is expected to close mid-2014 subject to the approval of federal and state regulatory agencies and shareholders of both companies. The combined company will have 14 branches serving 11 North Carolina communities.

New Century Bancorp and its wholly-owned subsidiary New Century Bank are headquartered in Dunn, NC. The Bank has seven other offices in Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton, and a loan production office in Greenville, all in North Carolina.

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Stock Symbol: NASDAQ: NCBC

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in our filings with the Securities and Exchange Commission, including our periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request.